EXHIBIT 99.1

Contact:
Gerard M. Hayden, Jr.
Chief Financial Officer
(615) 301-3163
ir@healthstream.com

Media:
Mollie Condra
AVP, Investor Relation & Communications
(615) 301-3237
mollie.condra@healthstream.com

HEALTHSTREAM ANNOUNCES FIRST QUARTER 2013 RESULTS

NASHVILLE, Tenn. (April 22, 2013)—HealthStream, Inc. (NASDAQ: HSTM), a leading provider of learning, talent management, and research solutions for the healthcare industry, announced today results for the first quarter ended March 31, 2013.

Highlights:

•	Revenues of $29.6 million in the first quarter of 2013, up 25% from revenues of $23.7 million in the first quarter of 2012

•	Operating income of $3.2 million in the first quarter of 2013, up 36% from operating income of $2.3 million in the first quarter of 2012

•	Net income of $1.9 million in the first quarter of 2013, up 37% from net income of $1.4 million in the first quarter of 2012, and earnings per share (EPS) of $0.07 per share (diluted) in the first quarter of 2013, up from EPS of $0.05 per share (diluted) in the first quarter of 2012

•	Adjusted EBITDA[1] of $5.4 million in the first quarter of 2013, up 30% from $4.1 million in the first quarter of 2012

Financial Results:
First Quarter 2013 Compared to First Quarter 2012
Revenues for the first quarter of 2013 increased $6.0 million, or 25 percent, to $29.6 million, compared to $23.7 million for the first quarter of 2012.

Revenues from HealthStream Learning & Talent Management increased by $5.3 million, or 30 percent, when compared to the first quarter of 2012. Revenues from our Internet-based subscription products increased by approximately $5.1 million, or 32 percent, over the prior year quarter due to a higher number of subscribers and more courseware consumption by subscribers.

Revenues from HealthStream Research increased by $630,000, or 11 percent, when compared to the first quarter of 2012. Revenues from Patient Insights™ surveys—a survey research product that generates recurring revenues—increased by $607,000, or 13 percent, when compared to the first quarter of 2012. Revenues from other surveys, which are conducted on annual or bi-annual cycles, were up slightly compared to the first quarter of 2012.

[1]	Adjusted EBITDA is a non-GAAP financial measure. A reconciliation of adjusted EBITDA to net income is included in this release.

Generally accepted accounting principles (GAAP) require companies to write down beginning balances of acquired deferred revenue balances as part of “fair value” accounting as defined by GAAP. During the first quarter of 2013, HealthStream reported a $331,000 reduction to GAAP revenues and a corresponding $331,000 reduction to operating income and $200,000 reduction to net income as a result of deferred revenue write-downs for the Decision Critical and Sy.Med Development acquisitions in June and October of 2012, respectively. The table reconciling GAAP to non-GAAP financial measures included in this release shows the impact of beginning balance deferred revenue write-downs on financial results.

Operating income for the first quarter of 2013 increased by 36 percent to $3.2 million, compared to $2.3 million for the first quarter of 2012, primarily resulting from the strong revenue growth. Operating expense increases included higher royalties, personnel additions, sales commissions, business taxes, depreciation and amortization, and other general expenses. Offsetting these expense increases were lower marketing expenses associated with the timing of our annual customer Summit, which occurred during the first quarter of 2012, but is scheduled for the fourth quarter of 2013. In the first quarter of 2012, the Summit decreased operating income by approximately $520,000.

Net income for the first quarter of 2013 was $1.9 million, compared to $1.4 million in the first quarter of 2012. Earnings per share were $0.07 per share (diluted) for the first quarter of 2013 up from $0.05 per share (diluted) for the first quarter of 2012.

Adjusted EBITDA (which we define as net income before interest, income taxes, share-based compensation, and depreciation and amortization) increased by 30 percent to $5.4 million for the first quarter of 2013, compared to $4.1 million for the first quarter of 2012.

At March 31, 2013, the Company had cash and marketable securities of $95.6 million. Capital expenditures totaled $1.8 million for the first quarter of 2013.

Other Business Updates
At March 31, 2013, approximately 3,032,000 healthcare professionals were fully implemented to use our Internet-based HLC for training and education. This number is up from approximately 2,659,000 fully implemented users at March 31, 2012. The total number of contracted subscribers at March 31, 2013 was approximately 3,167,000, up from approximately 2,790,000 at March 31, 2012. “Contracted subscribers” include both the 3,032,000 subscribers already implemented and the 135,000 subscribers in the process of implementation.

We are providing an additional measure of our progress in growing the value of our customer base: “Annualized Revenue per Implemented Subscriber.” The new metric, Annualized Revenue per Implemented Subscriber, represents the quarter’s revenue from Internet-based subscription products, annualized, then divided by the quarter’s average total implemented subscribers. The table below shows the new metric for the first quarter of 2013 and the preceding seven quarters.

Learning & Talent Management – Annualized Revenue per Implemented Subscriber

Q2 2011	Q3 2011	Q4 2011	Q1 2012	Q2 2012	Q3 2012	Q4 2012	Q1 2013

$22.00	$22.50	$22.97	$24.65	$25.95	$26.98	$27.04	$28.47

Note: Internet-based subscription products include subscriptions to our platform, plus courseware/content subscriptions. The above metric does not include revenues from SimCenter; the Company reports those revenues separately as part of our SimVentures collaborative arrangement.

Based on the number of subscribers, our renewal rate was 91 percent in the first quarter of 2013. Our renewal rate for the number of subscribers reflects the number of subscribers that were up for renewal in the quarter that chose to renew plus the addition of new subscribers on these accounts, compared to previously contracted amounts—which means that the renewal rate can exceed 100 percent. The renewal rate based on subscribers for the first quarter of 2013 compares to a renewal rate of 96 percent during the first quarter of 2012.

Based on contract value, our renewal rate was 87 percent in the first quarter of 2013. Our renewal rate for contract value reflects any pricing adjustment that may occur at renewal along with increases in contract value due to the addition of new subscribers, compared to previously contracted amounts—which means that the renewal rate can exceed 100 percent. Our calculation of this renewal rate includes only the base subscriptions to our platform; it does not include add-on products or content purchased prior to or at the time of renewal. The renewal rate based on contract value for the first quarter of 2013 compares to a renewal rate of 102 percent during the first quarter of 2012.

For the trailing four quarters ended March 31, 2013, customers representing approximately 98 percent of subscribers that were up for renewal did renew, while our renewal rate based on the annual contract value was approximately 95 percent. The trailing four quarter renewal measurements are calculated on the same basis as the quarter results.

Financial Outlook for 2013
The Company affirmed its previous guidance and anticipates consolidated revenues for 2013 to grow between 20 to 22 percent over full-year 2012. We anticipate revenue growth in the Learning & Talent Management segment to be in the 24 to 26 percent range and the Research segment’s revenues to increase approximately eight to 10 percent.

We anticipate that 2013 full-year operating income will be approximately 6 to 10 percent over full-year 2012, capital expenditures will be between $11 million and $12 million, and our effective tax rate will be approximately 42 to 44 percent.

“2013 is starting strong for HealthStream,” commented Robert A. Frist, Jr., chairman and chief executive officer, HealthStream. “In the first quarter of 2013, revenues were up 25 percent, operating income was up 36 percent, net income was up 31 percent, and adjusted EBITDA was up 30 percent—all over the first quarter of 2012. Our financial results were matched with solid operational performance—as we implemented 95,000 new subscribers and contracted for an additional 68,000 new subscribers in the first quarter. Our focus remains on supporting healthcare organizations in developing their workforce and improving outcomes—and I believe our success in doing that positions us for sustained growth in 2013.”

A conference call with Robert A. Frist, Jr., chief executive officer, Gerard M. Hayden, Jr., senior vice president and chief financial officer, and Mollie Condra, associate vice president of investor relations and corporate communications, will be held on Tuesday, April 23, 2013 at 9:00 a.m. (EDT). To listen to the conference, please dial 877-647-2842 (no conference ID needed) if you are calling within the domestic U.S. or Canada. If you are an international caller, please dial 914-495-8564 (no conference ID needed). The conference may also be accessed by going to http://ir.healthstream.com/events.cfm for the simultaneous Webcast of the call, which will subsequently be available for replay. The replay telephone numbers are 855-859-2056 (conference ID #41111382) for U.S. and Canadian callers and 404-537-3406 (conference ID #41111382) for international callers.

Use of Non-GAAP Financial Measures
This press release contains certain non-GAAP financial measures, including non-GAAP net income, non-GAAP operating income, non-GAAP revenue, and adjusted EBITDA, which are used by management in analyzing its financial results and ongoing operational performance.

In order to better assess the Company’s financial results, management believes that income before interest, income taxes, share-based compensation, depreciation and amortization (“adjusted EBITDA”) is an appropriate measure for evaluating the operating performance of the Company because adjusted EBITDA reflects net income adjusted for non-cash and non-operating items. Adjusted EBITDA is also used by many investors to assess the Company’s results from current operations. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as a measure of financial performance under generally accepted accounting principles. Because adjusted EBITDA is not a measurement determined in accordance with generally accepted accounting principles, it is susceptible to varying calculations. Accordingly, adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

Recently the Company has acquired several businesses whose net tangible assets include deferred revenue. In accordance with GAAP reporting requirements, the Company may record a write down of deferred revenue to fair value as defined in GAAP. If the Company is required to record a write-down of deferred revenue, it may result in lower recognized revenue. In order to provide more accurate trends and comparisons of the Company’s revenues, operating income, and net income, management believes that adding back the deferred revenue write-down associated with fair value accounting for acquired businesses provides a better indication of the ongoing performance of the Company. Both on a quarterly and year-to-date basis, the revenue for the acquired contracts is deferred and typically recognized over a one-year period, so our US GAAP revenues for the one-year period after the acquisition will not reflect the full amount of revenues that would have been reported if the acquired deferred revenue was not written down to fair value.

These non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance which are prepared in accordance with US GAAP and may be different from non-GAAP financial measures used by other companies. Investors are encouraged to review the reconciliations of our GAAP to non-GAAP financial measures, which are set forth below in this release.

About HealthStream
HealthStream (NASDAQ: HSTM) is dedicated to improving patient outcomes through the development of healthcare organizations’ greatest asset: their people. Our unified suite of software-as-a-service (SaaS) solutions are used by, collectively, over three million healthcare employees in the U.S. for training & learning management, talent management, performance assessment, and managing simulation-based education programs. Our research solutions provide valuable insight to healthcare providers to meet HCAHPS requirements, engage their workforce, and enhance physician alignment. Based in Nashville, Tennessee, HealthStream has additional offices in Laurel, Maryland, Austin, Texas, and Brentwood, Tennessee. For more information, visit http://www.healthstream.com or call 800-933-9293.

HEALTHSTREAM, INC.
Summary Financial Data
(In thousands, except per share data)

	Unaudited
	Three Months Ended
	March 31,
	2013	2012
Revenues	$29,646	$23,674
Operating expenses:
Cost of revenues (excluding depreciation and amortization)	12,520	9,575
Product development	2,606	1,869
Sales and marketing(1)	5,199	5,536
Other general and administrative	4,272	2,819
Depreciation and amortization	1,876	1,534

Total operating expenses	26,473	21,333
Operating income	3,173	2,341
Other income, net	47	19

Income before income taxes	3,220	2,360
Income tax provision	1,279	940

Net income	$1,941	$1,420

Net income per share:
Net income per share, basic	$0.07	$0.05

Net income per share, diluted	$0.07	$0.05

Weighted average shares outstanding:
Basic	26,340	25,999

Diluted	27,409	27,335

(1)	Includes approximately $870,000 of expenses associated with the Summit during the three months ended March 31, 2012.

HEALTHSTREAM, INC.
Condensed Consolidated Balance Sheets
(In thousands)

	Unaudited
	March 31,	December 31,
	2013	2012(1)
ASSETS
Current assets:
Cash and cash equivalents	$43,888	$41,365
Marketable securities – short term	51,711	51,952
Accounts and unbilled receivables, net	23,972	16,511
Prepaid and other current assets	4,582	6,004
Deferred tax assets, current	1,180	2,459

Total current assets	125,333	118,291
Capitalized software development, net	10,182	9,732
Property and equipment, net	7,784	7,820
Goodwill and intangible assets, net	37,802	38,104
Other assets	555	581

Total assets	$181,656	$174,528

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued and other liabilities	$10,863	$11,886
Deferred revenue	28,432	23,146

Total current liabilities	39,295	35,032
	6,474	6,474

Deferred tax liabilities, non-current	6,474	6,474
Other long-term liabilities	708	826

Total liabilities	46,477	42,332
Shareholders’ equity:
Common stock	159,072	158,020
Comprehensive income	8	18
Accumulated deficit	(23,901)	(25,842)

Total shareholders’ equity	135,179	132,196

Total liabilities and shareholders’ equity	$181,656	$174,528

(1)	Derived from audited financial statements contained in the Company’s filing on Form 10-K for the year ended December 31, 2012.

HEALTHSTREAM, INC.
Condensed Consolidated Statement of Cash Flows
(In thousands)

	Unaudited
	Three Months Ended
	March 31,	March 31,
	2013	2012
Operating activities:
Net income	$1,941	$1,420
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,876	1,534
Deferred income taxes	1,279	940
Share-based compensation	310	242
Bad debt expense	20	—
Changes in assets and liabilities:
Accounts and unbilled receivables	(7,487)	(40)
Prepaid and other assets	1,717	1,463
Accounts payable, accrued and other liabilities	(1,080)	(3,620)
Deferred revenue	5,279	1,475

Net cash provided by operating activities	3,855	3,414

Investing activities:
Business combinations, net of cash acquired	(181)	—
Changes in marketable securities	(77)	(54,883)
Purchases of property and equipment	(744)	(763)
Payments associated with capitalized software development	(1,072)	(1,000)

Net cash used in investing activities	(2,074)	(56,646)

Financing activities:
Proceeds from exercise of stock options	900	596
Taxes paid related to net settlement of equity awards	(158)	—

Net cash provided by financing activities	742	596

Net increase (decrease) in cash and cash equivalents	2,523	(52,636)
Cash and cash equivalents at beginning of period	41,365	76,904

Cash and cash equivalents at end of period	$43,888	$24,268

Reconciliation of GAAP to Non-GAAP Financial Measures(1)
(In thousands, except per share data)

	Unaudited
	Three Months Ended
	March 31,
	2013	2012
GAAP net income	$1,941	$1,420
Interest income	(59)	(31)
Interest expense	12	12
Income tax provision	1,279	940
Share-based compensation expense	310	242
Depreciation and amortization	1,876	1,534

Adjusted EBITDA	$5,359	$4,117

GAAP revenues	$29,646	$23,674
Add: deferred revenue write-down	331	—

Non-GAAP revenues	$29,977	$23,674

GAAP operating income	$3,173	$2,341
Add: deferred revenue write-down	331	—

Non-GAAP operating income	$3,504	$2,341

GAAP net income	$1,941	$1,420
Add: deferred revenue write-down, net of tax	200	—

Non-GAAP net income	$2,141	$1,420

(1) This press release contains certain non-GAAP financial measures, including non-GAAP net income, non-GAAP operating income, non-GAAP revenue, and adjusted EBITDA, which are used by management in analyzing its financial results and ongoing operational performance.

This press release includes certain forward-looking statements (statements other than solely with respect to historical fact), including statements regarding expectations for the financial performance for 2013 that involve risks and uncertainties regarding HealthStream. These statements are based upon management’s beliefs, as well as assumptions made by and data currently available to management. This information has been, or in the future may be, included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such results or events predicted in these statements may differ materially from actual future events or results. The forward-looking statements are subject to significant uncertainties and other risks referenced in the Company’s Annual Report on Form 10-K and in the Company’s other filings with the Securities and Exchange Commission. Consequently, such forward-looking information should not be regarded as a representation or warranty by the Company that such projections will be realized. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to update or revise any such forward-looking statements.

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